Exhibit 4.3

AMENDED AND RESTATED

CERTIFICATE OF TRUST

OF

J.P. MORGAN CHASE CAPITAL XIII

THIS Amended and Restated Certificate of Trust of J.P. Morgan Chase Capital XIII (the “Trust”), dated as of August 31, 2004, is being duly executed and filed by the undersigned, as trustees, to amend and restate the original Certificate of Trust of the Trust (the “Certificate of Trust”), which was filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on August 27, 2001, under the Delaware Statutory Trust Act (12 Del. C. § 3801, et seq.).

1. Name. The name of the statutory trust formed hereby is JPMorgan Chase Capital XIII.

2. Delaware Trustee. The name and business address of the trustee of the Trust with a principal place of business in the State of Delaware are The Bank of New York (Delaware), White Clay Center, Route 273, Newark, Delaware 19711.

3. Effective Date. This Amended and Restated Certificate of Trust shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned, being the trustees of the Trust, have executed this Amended and Restated Certificate of Trust as of the date first-above written.

THE BANK OF NEW YORK (DELAWARE)

By:	/s/ KRISTINE K GULLO
Name:	Kristine K. Gullo
Title:	Assistant Vice President

DINA DUBLON, as Administrative Trustee

/s/ DINA DUBLON

DAVID EDELSON, as Administrative Trustee

/s/ DAVID EDELSON